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[FELCOR LODGING TRUST LOGO]      Felcor Lodging Trust Incorporated
                                 545 E. John Carpenter Freeway Suite  1300
                                 Irving, Texas 75062-3933
                                 P 972.444.4900 F 972.444.4949
                                 www.felcor.com NYSE: FCH

For Immediate Release:

          FELCOR ANNOUNCES SALE OF SERIES C PREFERRED STOCK AND PARTIAL
                   REDEMPTION OF ITS SERIES B PREFERRED STOCK

      IRVING, TEXAS...MARCH 8, 2005 - FelCor Lodging Trust Incorporated (NYSE:
FCH), the nation's second largest public hotel real estate investment trust
(REIT), today announced that it has entered into an underwriting agreement to sell 5.4 million depositary shares, each representing 1/100 of a share of its 8% Series C Cumulative Redeemable Preferred Stock, at a price to public of $25.00 per depositary share. The public offering of these shares was made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

      The gross proceeds of the offering of $135 million will be used to redeem 54,000 shares of FelCor's currently outstanding 9% Series B Cumulative Redeemable Preferred Stock and the corresponding 5,400,000 depositary shares (CUSIP No. 31430F 40 8) representing the Series B preferred stock being redeemed. The underwriting discounts and commissions of approximately $4.3 million, and the other offering expenses estimated at $150,000, as well as the accrued but unpaid dividends on the shares redeemed, will be paid from FelCor's available cash, rather than from the proceeds of the offering. Morgan Stanley & Co. Incorporated is the lead manager and bookrunner for the offering with A.G. Edwards & Sons, Inc. and Deutsche Bank Securities Inc. as co-managers.

      This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale, of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. Offers of the securities may be made only by means of a prospectus supplement and an accompanying prospectus, copies of which may be obtained from the offices of Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036, Attn: Prospectus Department, Phone: 212-761-8570.

      This press release contains information about a pending transaction, and there can be no assurance that this transaction will be completed.

      FelCor is the nation's second largest public hotel REIT and the nation's largest owner of full service, all-suite hotels. FelCor's portfolio is comprised of 143 hotels, located in 31 states and Canada. FelCor owns 69 full service, all-suite hotels, and is the largest owner of Embassy Suites Hotels(R) and Doubletree Guest Suites(R) hotels. FelCor's portfolio also includes 65 hotels in the upscale and full service segments. FelCor has a current market capitalization of approximately $3.0 billion. Additional information can be found on the Company's Web site at www.felcor.com.

      With the exception of historical information, the matters discussed in this news release include "forward looking statements" within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. General economic conditions, including the anticipated continuation of the current economic recovery, the impact of U.S. military involvement in the Middle East and elsewhere, future acts of terrorism, the impact on the travel industry of increased security precautions, the availability of capital, the ability to effect sales of non-strategic hotels at anticipated prices, and numerous other factors may affect future results, performance and achievements. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Contact:

Stephen A. Schafer, Vice President
 of Investor Relations                  (972) 444-4912 sschafer@felcor.com
Monica L. Hildebrand, Vice President
 of Communications                      (972) 444-4917 mhildebrand@felcor.com

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